Exhibit 21

Subsidiaries of the Registrant

1.	Bank of the Ozarks, an Arkansas state chartered bank.

2.	Ozark Capital Statutory Trust II, a Connecticut business trust.

3.	Ozark Capital Statutory Trust III, a Delaware business trust.

4.	Ozark Capital Statutory Trust IV, a Delaware business trust.

5.	Ozark Capital Statutory Trust V, a Delaware business trust.

6.	The Highlands Group, Inc., an Arkansas corporate subsidiary of Bank of the Ozarks.

7.	Arlington Park, LLC, a 50% owned Arkansas LLC subsidiary of The Highlands Group, Inc.

8.	BOTO, LLC, a 100% owned Arkansas LLC subsidiary of Bank of the Ozarks.

9.	ASMSA Investment Fund LLC, a 99% owned Delaware subsidiary of Bank of the Ozarks.

10.	Open Avenues Investment Fund LLC, a 99% owned Delaware subsidiary of Bank of the Ozarks.

11.	West Manatee Avenue Property LLC, a 100% owned Florida subsidiary of Bank of the Ozarks.

12.	Jaxsonville-Ocala Station LLC, a 100% owned Florida subsidiary of Bank of the Ozarks.

13.	PAB State Credits LLC, a 100% owned Georgia subsidiary of Bank of the Ozarks.

14.	FCB Properties LLC, a 100% owned Georgia subsidiary of Bank of the Ozarks.

15.	BOTO NC Properties LLC, a 100% owned North Carolina subsidiary of Bank of the Ozarks.

16.	BOTO GA Properties, LLC, a 100% owned Georgia subsidiary of Bank of the Ozarks.

17.	BOTO-AR Properties, LLC, a 100% owned Arkansas subsidiary or Bank of the Ozarks.

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